AMENDMENT TO GUARANTY AGREEMENT

This Amendment to Guaranty Agreement (the “Amendment”) is made and entered into as of April 30, 2012 by and between NTS MORTGAGE INCOME FUND, a Delaware corporation (the “Fund”) and NTS GUARANTY CORPORATION, a Kentucky corporation (the “Guarantor”), under the following circumstances:

RECITALS

A.           On March 31, 1989, the Fund and the Guarantor entered into that certain Guaranty Agreement (the “Guaranty Agreement”) under which the Guarantor extended certain Guaranties, including an Escrow Guaranty, a Cash Flow Guaranty, a Junior Mortgage Loan Guaranty and a Purchase Price Guaranty. All Guaranties made under the Guaranty Agreement, with the exception of the Purchase Price Guaranty have been paid and released. The Purchase Price Guaranty calls for any amount due pursuant to the Purchase Price Guaranty to be paid “promptly after the complete dissolution and liquidation of the Fund and the distribution of the proceeds from the sale of its assets to Stockholders.” The Guarantor has one asset that could potentially be called upon to pay the Purchase Price Guaranty, which asset is that certain Demand Promissory Note, payable to the order of Guarantor, in the face principal amount of $10,000,000.00 or so much thereof as may be demanded from time to time, dated September 30, 1988, made by J.D. Nichols (the “Demand Note”).

B.           The Fund has agreed to sell and Glen Arden Development, LLC, a Delaware limited liability company, has agreed to purchase all of the issued and outstanding capital stock of NTS/Virgnia Development Company, a Virginia corporation (“NTS/Virginia”) pursuant to that certain Stock Purchase Agreement dated of even date herewith (the “Stock Purchase Agreement”).

C.           The Fund has agreed to sell and Bellemeade Development, LLC, a Delaware limited liability company, has agreed to purchase the Fund’s 50% general partnership interest in Orlando Lake Forest Joint Venture, a Florida joint venture, pursuant to that certain Partnership Interest Purchase Agreement dated of even date herewith (the “Partnership Interest Purchase Agreement”) (the Stock Purchase Agreement and the Partnership Interest Purchase Agreement are hereinafter collectively referred to as the “Purchase Agreements”).

D.           In connection with the transactions contemplated by the Purchase Agreements, the Guarantor has agreed, as additional consideration for the transactions contemplated by the Purchase Agreements, to an agreed schedule of payments on its obligations to the stockholders of the Fund with respect to the Purchase Price Guaranty.

E.           The parties have agreed to amend the Guaranty Agreement to set forth the agreed payment schedule to be made by the Guarantor with respect to the Purchase Price Guaranty.

F.           Capitalized terms used but not defined herein shall have the meaning given to such terms in the Guaranty Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the Guarantor and the Fund hereby agree as follows:

1.     Incorporation of Recitals.  The Recitals set forth above are hereby incorporated into and made a part of this Amendment as if fully set forth herein.

2.   Amendments.  The Guaranty Agreement shall be, and it hereby is, amended as follows:

               (A)  The Guarantor shall satisfy its obligations with respect to the Purchase Price Guaranty by making such demand upon the maker of the Demand Note to allow Guarantor to make the following payments to the stockholders of the Fund: (i) on or before December 31, 2013, the aggregate sum of Five Hundred Thousand Dollars ($500,000.00); (ii) on or before December 31, 2014, the aggregate sum of One Million Five Hundred Thousand Dollars ($1,500,000.00); (iii) on or before December 31, 2015, the aggregate sum of One Million Five Hundred Thousand Dollars ($1,500,000.00); (iv) on or before December 31, 2016, the aggregate sum of One Million Five Hundred Thousand Dollars ($1,500,000.00); and (v) on or before December 31, 2017, the aggregate sum of Five Million Dollars ($5,000,000.00); provided, however, if the date of the final distribution from the Liquidating Trust (as herein defined) is prior to any such dates, the dates of payment shall be accelerated to the date of such final distribution, and Guarantor shall make appropriate demand on the Demand Note for such payment. In the event any payment is not made when due, as set forth above, the due dates of each of the remaining payments shall be accelerated by one year and shall be due and payable (along with any amounts due and unpaid) upon such accelerated schedule.

               (B)  Any payments to be made with respect to the Purchase Price Guaranty shall be paid to the liquidating trust established by the Fund in connection with an Amended Plan of Dissolution and Complete Liquidation adopted and approved by the directors and stockholders of the Fund (the “Liquidating Trust”).  Payments shall be made to the account set forth on Exhibit A, attached hereto, or to such account as may, from time to time, be designated by the Liquidating Trust.

3.   Consistent Changes.  The Guaranty Agreement, as amended by this Amendment, is hereby amended wherever necessary, mutatis mutandis, to reflect the modifications, amendments and other agreements described or set forth herein.

4.   Governing Law.  This Amendment and the legal relations between the parties hereto arising hereunder shall be governed by, and construed and enforced in accordance with, the internal laws of the Commonwealth of Kentucky excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

5.   Headings.  The descriptive headings of the several sections of this Amendment are inserted for convenience only and do not constitute a part of this Amendment.

6.   Counterparts.  This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when such counterparts have been signed by each party hereto and delivered to the other party hereto.

7.   Continuing Validity of Guaranty.  Except as modified by this Amendment, the Guaranty Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Guarantor and the Fund have executed and delivered this Amendment as of the date first above written.

GUARANTOR:

NTS GUARANTY CORPORATION, a Kentucky corporation

By:	/s/ Gregory A. Wells
Its:	Executive Vice President

FUND:

NTS MORTGAGE INCOME FUND, a Delaware corporation

By:	/s/ Brian F. Lavin
Its:	President

[Signature Page -- Amendment to Guaranty Agreement]